Exhibit 99.1

FOR IMMEDIATE RELEASE

AMSTEM ANNOUNCES HISTOSTEM 2009 US GAAP FINANCIAL STATEMENTS

•	23% REVENUE GROWTH TO $5.4 MILLION

•	IMPLEMENTATION OF STRATEGIC INITIATIVES WILL GENERATE NEW SOURCES OF REVENUE

•	SIGNIFICANTLY ENHANCED MARGINS WITH $2.3 MILLION IN OPERATING INCOME

•	$1.4 MILLION IN NET INCOME COMPARED TO $102,600 LAST YEAR OVER $1 MILLION IN POSITIVE FREE CASH FLOW FROM OPERATIONS

TAMPA, FL– April 5, 2010– AmStem Corporation (OTCBB: AMST), a leading provider of biotherapeutic and cosmetic stem cell products, stem cell collection and storage expertise and access to nanotechnology vital to stem cell research, announced the financial results for its 90% owned subsidiary, Histostem, for the year ended December 31, 2009.

Histostem’s reported net revenues for the year ended December 31, 2009 increased to approximately $5.4 million, compared to approximately $4.4 million for the same period last year. The increase in revenue is primarily related to a significant increase in cosmetic and cord blood sales. Gross profit margin increased to 87% of sales from 79% of sales due to a significant portion of sales being related to high gross margin product lines.

Selling, general and administrative expenses decreased by approximately $412,900 to $2,331,700, compared to approximately $2,744,600 for the previous year. The decrease in selling, general and administrative expenses is primarily related to certain non-recurring expenses in 2008 and the elimination of some unnecessary expenses. Management will continue to concentrate on controlling the selling, general and administrative expenses as the Company grows.

Histostem reported operating income of approximately $2,342,700 for the year ended December 31, 2009 compared to operating income of approximately $705,400 during the prior year. The Company reported net income of approximately $1,357,600 for the year ended December 31, 2009 compared to net income of approximately $102,600 for the prior year.

Dr. Hoon Han, Chief Executive Officer of Histostem and Chairman of the board for AmStem Corporation commented, “We were able to grow our sales by more than 20% during an economy where most companies were experiencing significant declines in sales. We primarily increased our sales for cosmetic products which were isolated from the stem cells and cord bloods, while also decreasing our selling, general and administrative expenses thereby significantly increasing our net income. Our improvements in our operations was significant, however we are also proud of our significant research improvements in developing various possible applications for stem cell treatment for human disease and obtaining more global patents from the US and Europe. With the recent merger with AmStem we optimistically look forward to our global expansion in 2010.”

Andrew J. Norstrud, Chief Financial Officer of AmStem Corporation, commented, “During tough economic conditions, Histostem was able to improve revenues, gross profit margin and significantly increase net income. Our recent merger with Histostem gives AmStem a strong foundation of cosmetic products, cord blood units, private storage, proprietary technology and research to execute our strategic initiatives. Unlike many rapidly growing companies in our industry, we have net income and significant cash flow from operations. We will continue to focus on growing our revenue sources and positive cash flow from operations to ensure the stability and the financial health of the Company while we expand our operations globally.”

Generally, the functional currency of our international subsidiary is the local currency. The financial statements are translated to U.S. dollars using month-end rates of exchange for assets and liabilities, and average rates of exchange for revenues, costs and expenses. Translation gains and losses are recorded in accumulated other comprehensive income as a component of stockholders’ equity.

AmStem Corporation expects to announce fully consolidated U.S. GAAP results by the end of April. The Histostem Financial Statements were audited by KPMG Korea.

About AmStem Corporation

AmStem Corporation (OTCBB: AMST) is in the field of regenerative medicine and is a leading provider of biotherapeutic and cosmetic stem cell products, stem cell collection and storage expertise and access to nanotechnology vital to stem cell research. AmStem owns and operates two subsidiaries: One is a 90% interest of Histostem Co. ltd. (Korean Corporation) and the second is 100% control of AmStem International Inc. (Nevada Corporation).

Histostem is a producer of stem cells utilizing proprietary technology that successfully isolate stem cells from umbilical cord blood (UCB) and nurture them to multipotent stem cells. Histostem also manufactures stem cell based facial creams, possesses storage facilities and conducts clinical research. AmStem International distributes stem cell based cosmetic products. AmStem Corporation acquired 90% of Histostem (a Korean Corporation) through the issuance of 60% of it’s then fully diluted outstanding shares.

Forward-Looking Statements

Some of the statements included in this press release, particularly those anticipating future clinical and business prospects for AmStem Corporation may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to obtain necessary capital, successfully complete clinical trials, our ability to meet anticipated development timelines, our ability to establish global market for the cord blood cells, clinical trial results, successfully consummate future acquisitions, manufacturing capabilities or other factors; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.

CONTACTS:

AmStem Corporation

(813) 283-2556

David Stark, CEO

DStark@amsteminc.com

Andrew Norstrud, CFO

Anorstrud@amsteminc.com

Investor relations:

Jennifer Belodeau/John Nesbett

Institutional Marketing Services (IMS)

(203) 972-9200

IR@amsteminc.com

-Table to Follow-

Histostem

Statements of Operations (Unconsolidated)

For the year ended

December 31,

	2009	2008
Sales	$5,379,900	$4,369,200

Cost of sales	705,500	919,200

Gross profit	4,674,400	3,450,000

Operating expenses:

Sales, general and administrative expenses	2,331,700	2,744,600

Operating income	2,342,700	705,400

Other (expenses) income:
Interest income	6,800	27,000
Interest expense	(550,600)	(654,400)
Other, net	17,700	72,800

Total other expenses	(526,100)	(554,600)

Income before tax	1,816,600	150,800

Income tax expense	459,000	48,200

Net income	$1,357,600	$102,600